Loudeye Announces Corporate Strategy Initiatives

Company Restructures To Further Leverage Experience, Leadership And Resources For Business Opportunities in Digital Media Services

Seattle, WA - March 14, 2003 - Loudeye Corp. (NASDAQ: LOUD), a global leader in digital media services and Webcasting technologies, today announced a corporate strategy to tighten its focus on its core competencies in digital media services where the company holds extensive expertise and anticipates further customer growth and higher gross margins.

As part of the corporate initiatives, Loudeye today is announcing a reduction in staff affecting approximately 35% of its workforce.  These actions will enable Loudeye to further leverage the profitable portions of the business by focusing on key and strategic customers.  The reduction in force will primarily affect employees at Loudeye's headquarters in Seattle across all departments.

"Following a thorough strategic review of our business, we have identified areas for lowering our cost structure as we execute this corporate strategy," said Jeff Cavins, Loudeye's president and chief executive officer.  "In this market we need to drive profitability and aggressively manage costs.  Our management team is committed to driving profitable services to generate cash flow.  We plan to follow a clear and stringent focus on executing on the most promising opportunities to do so."

Loudeye's digital media services business, including the encoding, hosting and distribution of rich media content to support a range of digital media business models, has been a key revenue driver in past quarters and serves an industry that is showing signs of growth and opportunity.

Loudeye's experience in digital media services spans more than 5 years since the Company's inception.  Loudeye currently holds licensing agreements with all five major record labels and operates the largest digital music archive for supporting digital music business models, among other deployments.  The Company's digital media customers currently include Yahoo!, Amazon.com, Microsoft, XM Radio and online music subscription services.  Additionally, Loudeye maintains relationships with several major film studios for the distribution of DVD trailers and other digital video initiatives.

"Our customers confirm that digital media is a critical tool in enabling them to reach consumers, drive sales and market to their targeted demographics.  We have a tremendous advantage in digital media systems and services to help our customers take advantage of developing trends. Digital media services are where Loudeye shows market leadership and scale, while our proprietary systems allow for attractive gross margins," continued Cavins. "Our knowledge, experience and technical resources in this area are virtually unmatched in the industry, and we plan to leverage these resources as part of a tight focus on revenue generation."

Loudeye will continue to support its other business units, including Webcasting and Web Conferencing, focusing its resources on core strategic customers and markets.

About Loudeye Corp.
Loudeye is a global leader in digital media services and Webcasting technologies used by some of the world's leading companies for marketing, entertainment and communications. Through its relationships with all five major record labels, Loudeye operates the industry's largest digital music archive capable of supporting a range of digital media business models.  For more information, visit www.loudeye.com.

Forward Looking Statements
This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the effects of the planned reduction in force and expense reduction initiatives, future operational plans; and quotes from Loudeye's president and CEO. These statements are based on current estimates and actual results may differ materially due to risks, including: unexpected costs, delays or other difficulties related to implementing these cost reduction plans; timing and success of product development and marketing plans; adverse changes in the market for digital media services or enterprise Webcasting; adverse developments in material customer relationships; uncertainty involving copyrights and royalty payments for digital music; the failure of Loudeye's hosting infrastructure; the complexity of Loudeye's services and delivery networks; pricing and other activities by competitors; the possible delay in the adoption of digital media or related applications on the web; risks involved in retaining and motivating key personnel; and other risks set forth in Loudeye's most recent Form 10-Q, Form 10-K, and other SEC filings, which are available through EDGAR at www.sec.gov.We assume no obligation to update the forward-looking statements.

Contacts
Media/Public Relations: Andrew Cullen, Barokas Public Relations, 206.264.8220, andrew@barokas.com
Investor relations: Michael Dougherty, 206.832.4000, ir@loudeye.com